Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Global plc:

We consent to the use of our report dated July 21, 2017, with respect to the combined balance sheet of the LatAm Group as of December 31, 2016 and the related combined statements of operations, comprehensive earnings (loss), equity, and cash flows for the year then ended, and the related financial statement schedule II, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
November 14, 2017